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                              EMPLOYMENT AGREEMENT

        EMPLOYMENT AGREEMENT (hereinafter referred to as "Agreement") made as of the May 27, 1997 between Mark J. Bilger of Danbury, Connecticut, (hereinafter referred to as the "Employee") and Hyperion Software Operations Inc., a Delaware corporation with offices at 900 Long Ridge Road, Stamford, Connecticut 06902 (hereinafter referred to as the "Corporation" or "Company").

        WHEREAS, the Corporation desires to employ the Employee, and the Employee desires to serve as an employee of the Corporation on the terms and conditions hereinafter set forth.

        NOW THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, the Corporation and the Employee agree as follows:

1. EMPLOYMENT: The Corporation hereby agrees to employ the Employee as Senior Vice President, Product Development to perform certain managerial and executive functions of the Corporation, and the Employee hereby agrees to perform such services for the Corporation on the terms and conditions hereinafter stated, subject to the directives of the Chief Executive Officer ("CEO") and other members of the Board of Directors.

2. TERM OF EMPLOYMENT: The Employee's employment shall begin as of the date of execution of this Agreement, which shall be the Employee's date of hire (the "Hire Date") for purposes of this Agreement. The initial term of the Employee's employment shall begin on the date the Employee begins working at the Stamford office (the "Start Date"), which shall be on July 1, 1997 and shall continue until the third anniversary of the Start Date, provided, however, the Employee's employment shall be automatically renewed from year to year thereafter for successive one (1) year terms unless terminated by either party on written notice sent not later than six (6) months prior to the expiration of the initial three (3) year term or any renewal year, unless sooner terminated as provided herein. Notwithstanding the foregoing, the Corporation may terminate this





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Agreement at any time without cause upon thirty (30) days written notice to
Employee in which event the Corporation shall pay severance to Employee pursuant to Section 9(g) hereof.

3. COMPENSATION: During the term of this Agreement, for all services rendered by Employee under this Agreement, the Corporation shall pay the Employee an annual base salary of $150,000 per annum, payable in arrears at a rate of $6,250 on the fifteenth and the last day of each month, commencing with the month of the Start Date. It is understood that the foregoing base salary is the base salary in effect for the Corporation's fiscal year ending June 30, 1998 and that such base salary will be increased, on a pro rata basis on July 1, 1998. The Employee's base salary may be increased by the Board of Directors from time to time in its sole and absolute discretion.

4. BONUS. You will be eligible for a bonus targeted at 40% of base salary (20% of base salary will be guaranteed for fiscal year 1998), assuming achievement of the Company's objectives and your personal objectives the latter to be determined by the CEO, working closely with other members of the Board of Directors. You will also be eligible for an additional bonus for overachievement of objectives. The specifics of overachievement will be determined at the time your objectives are set.

5. OPTIONS. Upon joining the Company ("the Hire Date"), the Employee will receive an option right to purchase up to 25,000 shares of Hyperion Software Corporation ("Parent") common stock priced at then current market value per share (under the Parent's 1991 Stock Plan). These shares will vest and become exercisable as follows: 12,500 shares on June 30, 1997 and 6,250 shares each on June 30, 1998 and 1999, so long as the Employee remains continuously employed by the Company.

6. SIGN ON BONUS AND RELOCATION PACKAGE. Within two (2) weeks of the Start Date, the Employee will receive a sign-on advance of $75,000, one eighteenth (1/18) of which will be forgiven with each full month of employment. However, if the Employee's employment is terminated by the Corporation (other than pursuant to Section 9(c), (d) or (e) hereof) the entire remaining amount will be forgiven.



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        If the Employee relocates to his primary residence within eighteen (18)
months from the Start Date to be closer to our Stamford offices, the Corporation will reimburse the Employee for up to $20,000 of direct relocation costs (excluding related income tax and other payroll tax withholdings, if any) actually incurred by the Employee. This $20,000 allowance will be reduced by relocation costs incurred by the Corporation on behalf of the Employee, if any.

7.      FRINGE BENEFITS:

        (a) During the term hereof, commencing on the Start Date, the Corporation shall:

                (i) provide the Employee and his immediate family with medical and hospitalization insurance substantially similar to that provided for the other executive personnel of the Corporation in similar management positions,

                (ii) reimburse the Employee and his immediate family for dental expenses incurred each year in excess of $200, including but not limited to orthodontics for the Employee's children under the age of twenty-one (21) years only, provided that the aggregate amount of such reimbursement in any year shall not exceed $4,000 (such reimbursement shall be in addition to any dental insurance provided to the Employee and his immediate family under any dental plan from time to time maintained by the Corporation),

                (iii) reimburse the Employee for expenses incurred in connection with the purchase by Employee of fitness or exercise equipment or membership in a fitness or exercise program reasonably acceptable to the Corporation in an aggregate amount in each year equal to the lesser of (x) seventy-five (75%) percent of all such expenses or(y) $500,

                (iv) reimburse the Employee for the reasonable and customary cost of an annual physical examination,




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                (v) provide to the Employee dependent group medical coverage upon terms and conditions satisfactory to the Corporation without charge to the Employee,

                (vi) if the Employee is not covered by group long-term disability insurance in an amount equal to at least 100% of Employee's base salary, provide to Employee additional long-term disability insurance in an amount reasonably determined by the insurer based on the Employee's total earned income and personal financial circumstances (provided such insurance is available at reasonable cost), the cost of such coverage to be reported by the Corporation as compensation for income tax purposes on the Employee's Form W-2 each year,

                (vii) provide life insurance in an amount equal to three times
                (3X) Employee's base salary provided such insurance is available at reasonable cost,

                (viii) provide the Employee with an automobile expense allowance equal to $600 per month, and

                (ix) provide the Employee four (4) weeks vacation each year, subject to Company policy, the time of which shall be subject to the prior approval of the CEO of the Corporation.

8. DUTIES AND EXTENT OF SERVICES: Upon the execution of this Agreement and throughout its term, the Employee shall assume the position Senior Vice President, Product Development for the Corporation and shall undertake all of the duties incident to such office in addition to rendering all such other management duties as may reasonably be requested. The parties hereto shall take whatever action is necessary to cause the elections or appointment of the Employee to such position. The Employee shall exert his best efforts and shall devote his full time and attention to the affairs of the Corporation. During the term of this Agreement, the Employee shall not, directly or indirectly, alone or as a member of a partnership (in the capacity of a general partner) or limited liability company (in the capacity of a manager), or as an officer, director, significant shareholder (i.e., owning or holding beneficially or of record 5% or more of the voting shares of an





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entity), or employee of any other corporation or entity, be engaged in or concerned with any other duties or pursuits whatsoever for pecuniary gain requiring his personal services without the prior written consent of the Corporation, which consent will not be unreasonably withheld.

The Employee is authorized to incur on behalf of the Corporation only such reasonable expenses (including travel and entertainment) in connection with the business of the Corporation as are in conformity with the Corporation's published guidelines. The Corporation shall reimburse Employee for all such reasonable expenses incurred in connection with the business of the Corporation upon the presentation by the Employee, from time to time, of an itemized account of such expenditures, which account shall be in form and substance in conformity with the rules and regulations of the Internal Revenue Service. Any single expenditure in excess of $5,000 shall require the prior approval of the Chief Executive Officer or the Chief Financial Officer of the Corporation.

9. TERMINATION: Unless renewed as provided herein, the Employee's employment hereunder shall terminate June 30, 2000 or sooner upon the occurrence of any of the following events:

        (a)     The Employee's death;

        (b) The Corporation's decision, at its option, to be exercised by written notice from the Corporation to the Employee, upon the Employee's incapacity or inability to perform his services as contemplated herein for a period of at least sixty (60) consecutive days or an aggregate of ninety (90) consecutive or non-consecutive days during any twelve (12) month period during the term hereof due to the fact that his physical or mental health shall have become impaired so as to make it impossible or impractical for him to perform the duties and responsibilities contemplated for him hereunder;

        (c) The Corporation's decision, at its option, to be exercised by written notice from the Corporation to the Employee in the event the Employee is derelict in his duties or commits any misconduct with respect to the Corporation's affairs and such dereliction or misconduct shall continue for a period of fifteen (15) days after the Corporation shall have given the Employee written notice specifying





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        such dereliction or misconduct, and advising him that the Corporation shall have the right to terminate his employment hereunder in the event such misconduct continues through such fifteen (15) day period, except that if such dereliction or misconduct should occur more than one time, then the Corporation may, at its option, terminate this Agreement immediately without any additional notice or cure period;

        (d) In the event that the Employee commits an act constituting common law fraud or any crime, which could reasonably be expected to have an adverse impact on the Corporation, its business or assets;

        (e) In the event that the Employee should fail (otherwise than on account of illness or other incapacity) or refuse to carry out the reasonable directives of the Board of Directors of the Corporation, and such failure or refusal shall continue for a period of fifteen (15) days after the Corporation shall have given the Employee written notice specifying such directives and wherein the Employee has failed or refused to carry out the same, and advising him that the Corporation shall have the right to terminate his employment hereunder in the event such failure or refusal continues through such fifteen (15) day period, except that if such failure or refusal should occur more than one time, then the Corporation may, at its option, terminate this Agreement immediately without any additional notice or cure period;

        (f)     Cessation of the Corporation's business;

        (g) On thirty (30) days' written notice from the Corporation pursuant to Section 2 hereof. If (i) the Corporation terminates this Agreement pursuant to Section 2 hereof on thirty (30) days' notice without cause or (ii) there is a Change in Control (as hereinafter defined) that occurs prior to the expiration or termination of the Agreement and, within twelve (12) months after the Change in Control,
        (A) Employee's employment is terminated by the Corporation otherwise than for the reasons set forth in Sections (9)(a), (b), (c), (d), (e), and/or (f) hereof, or (B) Employee terminates his employment for Good Reason (as hereinafter defined), or (iii) for the first six (6) months of employment only, if there is a






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        material diminution in responsibilities and/or salary, then the
        Corporation shall pay to Employee as severance pay a total amount equal to (i) his annual base salary, payable in twelve (12) equal consecutive monthly installments (without interest) beginning one (1) month after such termination, plus (ii) the fringe benefits described in Section 7(a), acknowledging that this must be a "reasonable amount" for insurance items other than Non-Extendible Benefits as defined below for the twelve (12) month period commencing on the effective date of such termination, plus (iii) with respect to any Non-Extendible Benefit, as defined below, the Corporation shall pay the Employee cash compensation equal to the Corporation's annual premium or other annual cost basis as determined by the Corporation, of such Non-Extendible Benefit, for a twelve month period only, payable in twelve (12) equal consecutive monthly installments (without interest) beginning one (1) month after such termination plus (iv) the guaranteed portion of bonus payments referenced in Section 4. For purposes of this paragraph (g), "Non-Extendible Benefit" shall mean a fringe benefit described in
        Section 7(a) acknowledging that this must be a "reasonable amount" for insurance items for which the Corporation's insurance or other provider contracts do not permit an extension beyond termination of employment.

                Employee expressly understands that payment of such severance pay and benefits (or portion thereof if such payments terminate pursuant to the last sentence of this paragraph) represents liquidated damages in full and final settlement of any and all amounts owed by Corporation to Employee under this Agreement or otherwise except for the accrued portion, if any, of any bonus, stock option, commission, vacation or other benefit to which Employee is expressly entitled pursuant to any formal, written plan or agreement maintained by the Corporation. Notwithstanding the foregoing, if Employee obtains full-time employment from any person or entity or accepts an engagement as a self-employed consultant or similar position during such twelve (12) month period, then upon commencement of any such employment or engagement, the severance pay and benefits payable under this Section 9(g) shall immediately be and be





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        deemed reduced by an amount equal to the compensation and/or benefits payable by such other employment or engagement and the Corporation shall have no further obligation to Employee under this Agreement or otherwise.

        (h) As used in this Agreement, the following terms have the meanings set forth below:

                (i) "Affiliate" of a person means any person directly or indirectly controlling, controlled by or under common control with the first person.

                (ii) "Associate" has the meaning ascribed thereto in Rule 12b-2 under the Exchange Act as in effect on the date hereof.

                (iii) "Change in Control" means the occurrence of any of the following events:

                        (A) A consolidation, merger, combination or other transaction between Parent or Corporation, and any other corporation or other legal entity (other than an Affiliate of Parent or Corporation) in which shares of common stock of Parent or Corporation are exchanged for or changed into other stock or securities, cash and/or other property, if, as a result of such transaction, less than 20% of the combined voting power of the common stock (or other securities entitles to vote generally in the election of directors) of the surviving or resulting entity is beneficially owned (as hereinafter defined) by the beneficial owners of the Parent's or Corporation's common stock as the case may be as of the date hereof ("Current Shareholders") and the number of persons serving on the Board of Directors of the surviving or resulting entity who are Affiliates, Associates, designees or nominees of any single "person" (as defined in Section 13(d)(3) of the Exchange Act) other than the Current Shareholders is greater than the number of persons serving on such Board of Directors who are Affiliates, Associates, designees or nominees of the Current Shareholders;

                        (B) A sale of all or at least 80% (measured by book value as of the most recent annual or quarterly balance sheet) of the assets of




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                        Parent or Corporation to another corporation or other
                        legal entity (other than one of the Current Shareholders or any Affiliate of Parent or Corporation); and

                        (C) A sale or other disposition of shares of common stock of Parent or Corporation by the Current Shareholders to any corporation or other legal entity (other than one of the Current Shareholders or any Affiliate of Parent or Corporation) as a result of which less than 20% of the then outstanding common stock of Parent or Corporation is beneficially owned (as hereinafter defined) by the Current Shareholders and the number of persons serving on Parent's or Corporation's Board of Directors who are Affiliates, Associates, designees or nominees of any single "person" (as defined in Section 13(d)(3) of the Exchange Act) other than the Current Shareholders is greater than the number of persons serving on Parent's or Corporation's Board of Directors who are Affiliates, Associates, designees or nominees of the Current Shareholders. Beneficial ownership will be determined by applying the definition set forth in Rule 13d-3 under the Exchange Act as in effect on the date hereof. Also, for purposes of this Agreement, any person who, on the date on which a Change in Control occurs, is serving on Parent's or Corporation's Board of Directors will be deemed to be an Affiliate, Associate, designee or nominee of the Current Shareholders after the Change in Control for as long as such person serves as a director of Parent or Corporation or of any entity that survives or results from a transaction described in Section 9(h)(iii).

                (iv) "Corporation" includes any successor to all or substantially all of the business or assets of the Corporation.

                (v) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.





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                (vi) "Good Reason" means that, following a Change in Control and without Employee's written consent,

                        (A) there has been a material and significant adverse change in the nature or scope of Employee's authority, duties or responsibilities in effect immediately prior to the Change in Control;

                        (B) there has been a reduction in Employee's annual base salary in effect immediately prior to the Change in Control or an adverse change in Employee's total compensation such that Employee's compensation and benefits in the aggregate are not materially comparable to his aggregate compensation and benefits in effect immediately prior to the Change in Control; or

                        (C) the principal place of Employee's employment is relocated to a place that is more than 25 miles from the principal place of Employee's employment immediately prior to the Change in Control or Employee is required to be away from his office in the course of discharging his duties and responsibilities materially and significantly more than was required prior to the Change in Control.

        In the event of any termination (other than by the Corporation without cause on thirty (30) days' notice pursuant to Section 2), the Corporation shall pay to the Employee such portion of his annual base salary payable to the date such termination becomes effective (reduced by an amount payable pursuant to any disability insurance policies), and thereafter the Employee shall have no claim for any further compensation hereunder, provided, however, that in the event of the Employee's death, his death shall be deemed to have occurred on the last day of the month in which he dies. Upon any termination, Employee shall also receive all benefits to which he is entitled under the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), provided that if the Employee is entitled to receive severance and fringe benefits described in Section 9(g), COBRA benefits




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        shall commence at the expiration of the twelve (12) months (or such shorter period) as is provided in such Section.

10. RESTRICTIONS ON THE EMPLOYEE: During the period commencing on the date hereof and ending two (2) years after the termination of the Employee's employment with the Corporation for any reason, the Employee shall not directly or indirectly induce or attempt to induce any of the employees of the Corporation to leave the employ of the Corporation. If this Agreement is terminated by the Corporation pursuant to Section 2 hereof, the foregoing two
(2) year period shall be reduced to one (1) year.

11. COVENANT NOT TO COMPETE: During the period commencing on the date hereof, and ending two (2) years after the termination of the Employee's employment for any reason, the Employee shall not, except as a passive investor in publicly held companies, engage in, or own or control any interest in, or act as principal, director, officer or employee of, or consultant to, any firm or corporation which is in competition with the Corporation or its Parent. If this Agreement is terminated by the Corporation pursuant to Section 2 hereof, the foregoing two (2) year period shall be reduced to one (1) year.

12.     PROPRIETARY INFORMATION

        (a) For purposes of this Agreement, "proprietary information" shall mean any proprietary information relating to the business of the Corporation or its parent or any entity in which the Corporation or its Parent has a controlling interest that has not previously been publicly released by duly authorized representatives of the Corporation and shall include (but shall not be limited to) information encompassed in all proposals, marketing and sales plan, financial information, costs, pricing information, computer programs (including without limitation source code, object code, algorithms and models), customer information, customer lists, and all methods, concepts, know-how or ideas in or reasonably related to the business of Corporation or any entity in which the Corporation has a controlling interest. The Employee agrees to regard and preserve as confidential all proprietary information, whether he has such information in his memory or in writing or other tangible or intangible form. The Employee will not, without written authority from the Corporation to do so, directly or indirectly, use for his






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        benefit or purposes, or disclose to others, either during the term of this employment hereunder or thereafter, any proprietary information except as required by the conditions of his employment hereunder or pursuant to court order (in which case Employee shall give the Corporation prompt written notice [not less than 24 hours] so that the Corporation may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. The Employee agrees not to remove from the premises of the Corporation or any subsidiary or affiliate of the Corporation, except as an employee of the Corporation in pursuit of the business of the Corporation or any of its subsidiaries, affiliates or any entity in which the Corporation has a controlling interest, or except as specifically permitted in writing by the Corporation, any document or object containing or reflecting any proprietary information. The Employee recognizes that all such documents and objects, whether developed by him or by someone else, are the exclusive property of the Corporation. Proprietary information shall not include information which is presently in the public domain or which comes into the public domain through no fault of the Employee or which is disclosed to the Employee by a third party lawfully in possession of such information with a right to disclose same.

        (b) All proprietary information and all of the Employee's interest in trade secrets, trademarks, computer programs, customer information, customer lists, employee lists, products, procedures, copyrights, patents and developments hereafter to the end of the period of employment hereunder developed by the Employee as a result of, or in connection with, his employment hereunder, shall belong to the Corporation; and without further compensation, but at the Corporation's expense, forthwith upon request of the Corporation, Employee shall execute any and all such assignments and other documents and take any and all such other action as Corporation may reasonably request in order to vest in Corporation all the Employee's rights, title and interests to and in all of the aforesaid items, free and clear of liens, charges and encumbrances.



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        (c)     The Employee expressly agrees that the covenants set forth in
        Sections 10, 11 and 12 of this Agreement are being given to Corporation in connection with the employment of the Employee by Corporation and that such covenants are intended to protect Corporation against the competition by the Employee, within the terms stated, to the fullest extent deemed reasonable and permitted in law and equity. In the event that the foregoing limitations upon the conduct of the Employee are beyond those permitted by law, such limitations, both as to time and geographical area, shall be, and be deemed to be, reduced in scope and effect to the maximum extent permitted by law.

13. INJUNCTIVE RELIEF: The Employee acknowledges that the injury to the Corporation resulting from any violation by him of any of the covenants contained in this Agreement will be of such a character that it cannot be adequately compensated by money damages, and, accordingly, the Corporation may, in addition to pursuing its other remedies, obtain an injunction from any court having jurisdiction of the matter restraining any such violation.

14. REPRESENTATION OF EMPLOYEE: The Employee represents and warrants that neither the execution and delivery of this Agreement nor the performance of his duties hereunder violates the provisions of any other agreement to which he is a party or by which he is bound.

15. PARTIES; NONASSIGNABILITY: As used herein, the term "Corporation" shall mean and include the Corporation, its Parent and any subsidiary thereof and any successor thereto unless the context indicates otherwise. Any assignment of this Agreement shall be subject to the provisions of Section 9(g). This Agreement and all rights hereunder are personal to the Employee and shall not be assignable by him and any purported assignment shall be null and void and shall not be binding by the Corporation.

16. ENTIRE AGREEMENT: This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein and supersedes all previous representations, negotiations, commitments, and writing with respect hereto.






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17.   AMENDMENT OR ALTERATION:  No amendment or alteration of the terms of this
Agreement shall be valid unless made in writing and signed by all the parties hereto.

18. CHOICE OF LAW: This Agreement shall be governed by the laws of the State of Connecticut.

19. ARBITRATION: Any controversy, claim or breach arising out of or relating to this Agreement or the breach thereof shall be settled by arbitration in Stamford, Connecticut in accordance with the rules of the American Arbitration Association and the judgment upon the award rendered shall be entered by consent in any court having jurisdiction thereof.

20. NOTICES: Any notices required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by registered mail to the residence of the Employee, or to the principal office of the Corporation, respectively.

21. WAIVER OF BREACH: The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any of the parties hereto.

22. BINDING EFFECT: The terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, administrators, successors, and permitted assigns.

23. GENDER: Pronouns in any gender shall be construed as masculine, feminine, or neuter as the context requires in this Agreement.


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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.



                                   CORPORATION:

                                   Hyperion Software Operations Inc.

                                       /s/ James A. Perakis
                                       ----------------------------------------
                                   By: James A. Perakis
                                       Chairman and Chief Executive Officer



                                   EMPLOYEE:

                                   /s/ Mark J. Bilger
                                   --------------------------------------------
                                   Mark J. Bilger





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